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The following is the transcript of a conference call held by XM Satellite Radio Holdings Inc. to discuss its financial results for the quarter ended June 30, 2007:

FINAL TRANSCRIPT

Thomson StreetEventsSM

XMSR - Q2 2007 XM Satellite Radio Earnings Conference Call

Event Date/Time: Jul. 26. 2007 / 10:00AM ET

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Jul. 26. 2007 / 10:00AM, XMSR - Q2 2007 XM Satellite Radio Earnings Conference Call

CORPORATE PARTICIPANTS

Joe Titlebaum

XM Satellite Radio - EVP, General Counsel & Sec.

Hugh Panero

XM Satellite Radio - President, CEO

Nate Davis

XM Satellite Radio - President, COO

Joe Euteneuer

XM Satellite Radio - EVP, CFO

Gary Parsons

XM Satellite Radio - Chairman of the Board

CONFERENCE CALL PARTICIPANTS

Benjamin Swinburne

Morgan Stanley - Analyst

Robert Peck

Bear Stearns - Analyst

Jonathan Jacoby

Banc of America - Analyst

James Ratcliffe

Lehman Brothers - Analyst

David Bank

RBC Capital Markets - Analyst

Eileen Furukawa

Citigroup - Analyst

Mark Wienkes

Goldman Sachs - Analyst

Lucas Binder

UBS - Analyst

April Horace

Janco Partners - Analyst

PRESENTATION

Operator

Good morning. My name is Ashley and I will be your conference operator today. At this time I would like to welcome everyone to the XM Satellite second-quarter earnings results conference call. All lines have been placed on mute to prevent any background noise. After the speakers’ remarks there will be a question-and-answer session. (OPERATOR INSTRUCTIONS). Mr. Joe Titlebaum, XM’s General Counsel, you may begin your conference.

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Jul. 26. 2007 / 10:00AM, XMSR - Q2 2007 XM Satellite Radio Earnings Conference Call

Joe Titlebaum - XM Satellite Radio - EVP, General Counsel & Sec.

Hello everyone. This is Joe Titlebaum, General Counsel at XM Satellite Radio. Before we begin our prepared remarks I would like to remind everyone that certain information on this call may contain forward-looking statements. Due to a number of factors our actual results may differ materially from those projected in such forward-looking statements.

Those factors include future demand for the Company’s service; the company’s dependence on technology and third party vendors; the potential need to increase marketing expenses to meet competition or address changing marketplace conditions; and the potential need for additional financing as well as other risks described in XM Satellite Radio Holdings Inc. Form 10-K filed with the Securities and Exchange Commission on March 1, 2007 and the Rule 14812 and 8-K filings more recently made with the SEC.

Copies of these filings are available online and upon request from XM Radio’s investor relations Department. Now I will turn the call over to Hugh Panero, CEO of XM Satellite Radio. Hugh?

Hugh Panero - XM Satellite Radio - President, CEO

Thank you, Joe. Good morning and thank you all for joining us to discuss XM’s operational and financial results for the second quarter 2007. On the call with me today are Gary Parsons, XM’s Chairman; Nate Davis, President and Chief Operating Officer; and Joe Euteneuer, our Chief Financial Officer.

Before getting to the discussion of results let me update you on our pending merger with Sirius Satellite Radio. As you know, we passed major milestones in the regulatory review process this month with the completion of the Federal Communications Commission’s 45 day public comment and reply period. Of more than 5000 comments to the FCC support for the merger was approximately 4 to 1 including supportive comments from carmakers, consumer electronics retailers, and numerous other business partners and citizens groups representing a broad variety of constituencies and reaffirming our view that the merger is in the public interest and should be approved.

XM and Sirius created a new milestone in the competitive audio entertainment industry will be announced on Monday that post merger we would offer American consumers for the first time the opportunity to choose their radio programming on an a la carte basis as well as five other new programming options. The new programming options are detailed in the FCC filing we made on Tuesday. In addition to a la carte and best of both offerings there will be two family-friendly options that will enable subscribers to block adult themed programming and, for the first time, receive a monthly price credit. There will also be new $9.99 mostly music and news, sports and talk packages. We think this is going to be great for consumers and great for the business.

From day one we said the merger would enable us to deliver more choices and lower prices for consumers. These program offerings further demonstrate why this merger is overwhelmingly good for consumers and in the public interest. The SEC document that we filed makes the overall case to the FCC why the merger is in the public interest and refutes some of the misinformation put out by the NAB, our biggest competitor in the marketplace and biggest opponent of the merger with regulators for obvious reasons.

We look forward to continuing to work with the FCC and the Department of Justice. We are now several important steps closer to the completion of our deal and we remain confident we’ll be able to close the merger by year end. We along with Sirius also jointly filed a draft S4 and merger proxy with the SEC to begin the review process leading to an eventual shareholder vote.

Equally important, we remain very focused on our business. Strategically we have positioned XM to capture future growth as the satellite radio sector continues to trend towards an OEM centric model and we’re seeing results. This quarter we posted 618,000 OEM gross adds. This is the highest volume we have ever recorded in a single quarter and it is the best evidence that our anticipated ramp in OEM is here.

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Jul. 26. 2007 / 10:00AM, XMSR - Q2 2007 XM Satellite Radio Earnings Conference Call

In addition, total OEM self paying subscribers reached 3 million. Overall conversion improved and churn remained stable. In short XM’s management is executing to improve operations and take advantage of existing and future opportunities to grow and strengthen XM’s competitive position in the rapidly evolving audio entertainment market.

Now on Tuesday it was announced that I will be leaving XM in early August after almost a decade as CEO of the Company. When I first came to XM it was merely a PowerPoint presentation with many skeptical that anyone would actually pay for radio. Today with over 8.2 million XM subscribers and over 14 million for the industry as a whole, satellite radio is here to stay. I want to thank everyone who has supported XM during my tenure.

I firmly believe that the merger between XM and Sirius is the right decision for XM, its shareholders, consumers and the industry and that it will ultimately be approved by the regulators once they examine the competitive landscape and the public interest benefits of the merger.

As with any merger between two companies there can be only one CEO of the combined entity and Mel Karmazin is clearly an accomplished businessman and extremely capable of leading the new company post merger working closely with longtime XM chairman and friend Gary Parsons who will become the chairman of the combined company.

Again I want to thank all of our shareholders over the years, our Board of Directors, XM employees and of course our 8 million plus loyal subscribers for their support and help building this industry. I’d now like to introduce Nate Davis, a talented executive who I recruited to be XM’s President and CEO — COO more than a year ago who was named interim CEO of XM, to talk about our second-quarter results in more detail. Nate?

Nate Davis - XM Satellite Radio - President, COO

Thank you, Hugh. Let me start by thanking Hugh for his dedication and hard work in building XM into one of the fastest growing new entertainment services in existence today. Bar none. I first met Hugh when I joined the Board of Directors of a very small startup company working in an office building basement. That was in 1999. Today XM is the dynamic company that it is because of Hugh’s vision, his passion and his expertise. On a personal note, I’ve enjoyed working with Hugh immensely and I know that I speak on behalf of everyone here at XM and across our industry when I say thank you, Hugh.

As Hugh indicated, we’re confident in our merger with Sirius and that it will close in late 2007 or early 2008. In the meantime however, it is critical we maintain our focus on growing our subscriber base and improving our financials. When I joined the XM management team we said we would tackle the challenges in operations and in the marketplace and we have. Today I’m going to review the progress we’ve made and its positive impact on our operating results.

As an overall summary, our business mix is increasingly OEM centric. And while the retail sector continues to provide subscriber growth, it is an increasingly smaller portion of our gross and net additions. In total we continue to add nearly 1 million gross additions per quarter in a cost effective manner. XM continues to deliver industry-leading programming and this quarter we further expanded our sports coverage for displaced fans nationwide. We delivered new radios with greater capabilities and we made even more strides in improving the efficiency and the effectiveness of all back-office operations such as listener care.

Now let me go into the details and start with our OEM channel performance. We continue to invest in the OEM channel in order to drive both current and future revenue growth. Already XM leads in satellite radio equipped vehicles with XM radios in more than 140 models from 10 auto manufacturers who collectively account for approximately 60% of light vehicle sales in the United States. And this quarter we recorded the highest OEM gross additions, 618,000 in our history and we added 295,000 net OEM subscribers.

Let’s put our OEM business in perspective. 2002 we XM had 180,000 factory installs. We’re now on target for 3 million factory installs in 2007. And nearly 1 million of those will roll out in the fourth quarter alone. This obviously positions us very positively

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Jul. 26. 2007 / 10:00AM, XMSR - Q2 2007 XM Satellite Radio Earnings Conference Call

as we look forward to 2008 OEM growth. By the end of the second quarter there were more than 8 million vehicles manufactured with factory installed XM equipment and of that 8 million more than 7 million have actually been sold to consumers. As Hugh said, the OEM ramp is here now and will only get stronger in the coming quarters.

There are some other additional OEM highlights. General Motors passed a milestone having sold its 5 millionth XM equipped vehicle this quarter and reached a production total volume of 5.5 million XM equipped vehicles. Toyota is adding luxury SUVs, the Lexus LX 570, to its growing list of models with XM as standard equipment. Hyundai installations are on pace and for the first time Sonata ranked sales ranked in the top five of XM factory enabled vehicle sales.

Beginning with the 2008 model year XM is the exclusive satellite radio provider to Nissan and Infiniti and all Infiniti models will carry an XM radio as standard equipment. Nissan and Infiniti reported the first significant production volume of XM equipped vehicles with the Altima, Titan, the Armada, the Pathfinder, the QX and FX models. In addition Honda and Acura production is on schedule. Approaching total installs of nearly 2 million and to date they have sold more than 1.75 million XM equipped vehicles.

We’re pleased that the ramp in OEM that we’ve talked about for the past few quarters is coming online and we expect to see accelerated installs and gross adds from every OEM partner throughout the balance of 2007 into 2008 and beyond.

Moving on to conversion rate, our conversion rate improved from 51.5% last quarter to 52.7% this quarter. Evidence of continued efficiency in our OEM channel and, importantly, of continued consumer acceptance of satellite radio for audio entertainment. Given the ramp in OEM volume our potential subscription-based opportunity is large and is growing fast. We now have five years experience in working with OEMs and we’ve learned a great deal about what it takes to turn a car buyer into a self paying XM subscriber.

As I mentioned on our last call, we have been successfully working with our OEM partners to contact our new car customers at an early stage. That’s allowed us to reach our trial subscribers very early with a day 80 telephone call and a letter and in some cases a day 20 welcome call. These kinds of programs are contributing to the solid conversion rate.

So we’re pleased we’ve been able to expand our working relationships with OEM partners and that’s going to continue. This quarter for example we partnered with Infiniti on an innovative promotion that will integrate XM into Infiniti advertising. The Infiniti promotion will include three years of service of XM radio and NavTraffic on its 2008 QX 56. This promotion launched with an integrated marketing program for television, print, billboard, and online advertising. We’re working with all of our OEM partners to further integrate XM into co-branded marketing programs and you’ll see more announcements in the coming months.

In previous quarters we’ve mentioned our focus on remarketing or selling XM service to those customers that did not convert to self paying after the initial trial period, and in addition selling to second owners of XM equipped vehicles. This opportunity includes more than 3.6 million vehicles with XM equipped radios that are not currently subscribing to XM. These vehicles are relatively new and many are sold by dealers as certified preowned vehicles.

This quarter we launched a remarketing program for both Cadillac and HUMMER certified preowned vehicles complementing the programs we have in place for Honda and Acura. XM will be available in more than 150,000 GM, Honda and Acura certified preowned vehicles expected to be sold in 2007 and more than 223,000 certified preowned vehicles in 2008. The remarketing opportunity will be significant, particularly given that the overall industry sales volume in preowned vehicles is increasing.

Year to date more than 70,000 XM equipped preowned vehicles are enjoying free trial promotions right now and we anticipate that number will double by year-end. Like Nissan, Hyundai and other OEMs I remind you that customers in certified preowned programs are not counted as subscribers until they become self paying subscribers. The economics of these remarketing programs are very favorable.

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Jul. 26. 2007 / 10:00AM, XMSR - Q2 2007 XM Satellite Radio Earnings Conference Call

Much of the SAC cost on these existing radios was paid in previous quarters to bring on the original subscriber, so the SAC recorded on a preowned vehicle will be significantly reduced. Early results are encouraging and we believe that the remarketing channel has the potential to boost our sub growth.

Now let me turn to the retail or aftermarket channel. This quarter we had 323,000 gross adds and 43,000 net adds. We believe that continued competition from other audio devices has caused sales of satellite radios to be down year over year. However we believe our segmented marketing strategy, our new radios and our direct channel focus will lead to subscriber growth in the future. And NPD data adjusted to include Wal-Mart indicates that we continue to experience retail gross additions of our share of new satellite radio sales in the mid-40% range.

Now short-term results and softness aside, the retail channel has and will remain an important distribution channel. Retail will always drive revenue from customers with multiple subscriptions. Retail also helps OEM conversions because the retail customer who is familiar with XM is more likely to become a paying subscriber when they purchase an XM equipped vehicle and the reverse is equally true. Customers who acquire XM with the purchase of a car, new or used, are more likely to buy a second XM radio directly or at retail.

Now let me give you an update on our segmented marketing strategy. XM’s segmented marketing strategy is targeting key consumer groups that are predisposed to purchase satellite radio. Whether it’s a displaced sports fan, a music enthusiast or a news or talk show fan, XM sports programming is the best most comprehensive on radio, satellite or terrestrial, and we continue to add value. This quarter alone we launched the third season of Major League Baseball with great success. MLB play-by-play kicked off the season with an average of 1.7 million listeners. This is a top 10 channel on the XM platform and we’re seeing listeners tune in an average of 10 hours a week.

We expanded our sports, our college sports lineup adding the big 12 which now gives us all fixed power conferencing — the ACC, the Big East, the Big 10, the big 12, the Pac-10 and the SEC. And we also signed a deal with Fox sports that gives us the Bowl Championship National Football Championship Game and other BCF bowl games. And on July 1 XM became the exclusive satellite radio home of the National Hockey League. We’re targeting the displaced hockey fan with a joint NHL XM branding and marketing because we want to raise listener awareness of our exclusive NHL coverage as we head into the 2007-2008 season.

And XM continues to be the home of the most comprehensive selection of music available anywhere. Most recently we provided comprehensive coverage of Live Earth, the 24-hour seven continent nine concert series. In total XM’s broadcast was heard by nearly 3.5 million listeners and we drew 2.8 million listeners for Saturday’s concert broadcast on six different channels. High profile global events like this raise XM’s profile and reinforce customer satisfaction.

We also have additional approaches to creating new and value added programming. One of our newly announced channels is XMX which stands for XM exclusive. On a single channel XMX will deliver all of XM’s most positive and exclusive music programming including Bob Dylan’s acclaimed theme time radio hour, artist confidentials and other original programming. The XM channel will provide listeners with easy access to XM’s best original content.

And in another public service first, thanks to Hugh Panero, XM will offer the nation’s first radio channel dedicated to a presidential election. To launch in September POTUS ‘08, that stands for President of the United States, will provide 24-hour campaign coverage and will air on any XM radio. Whether it belongs to a subscriber or to a nonsubscriber, this channel created in association with C-SPAN and other media will feature the debates, features and interviews and more. That idea was Hugh’s personal idea and we think a great one.

Next I want to discuss our retail product development effort. This quarter we introduced two new radios in our express line which is distributed by Audiovox, the XpressR is the industry’s first satellite radio with split screen display. Consumers are able to view the current listening channel on the left side, five additional XM channels on the right including the channel name, the

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Jul. 26. 2007 / 10:00AM, XMSR - Q2 2007 XM Satellite Radio Earnings Conference Call

artist or the song title. With an MSRP of $129.99 the XpressR also features other advanced features such as a 30 minute pause and replay and the ability to preset up to 30 favorite channels.

The XpressEZ is designed for easy entry level and affordable access to our programming. With an MSRP of $69.99 the XpressEZ has a bright large three line display for viewing the channel, the artist or the song title and the ability to preset up to 10 channels. You can expect more radios with the same sleek, innovative express styling, branding and packaging for the holiday season and beyond.

Now in order to integrate these new radios at a time when the overall retail demand is clearly down we needed to show or eliminate production on some older radios and other related component parts. This generated inventory related charges that increased our CPJ and Joe Euteneuer will cover the cost increase in his discussion. But delivering a diverse and attractive product set strengthens the XM appeal in this increasingly sophisticated competitive audio entertainment market. Customers will always have choices and we believe these new devices will help convince them to choose XM.

Also this quarter we continued the solid performance out of Listener Care. As a result our XM customer service experience is a positive experience which helps reduce churn and keep churn stable and drive additional direct sales. Our churn remained stable at 1.84% in the quarter and in fact we hit or exceeded all of our customer service level targets in June. And for the seventh consecutive month our customer satisfaction survey index improved. As I noted last quarter, this index is measured by an independent OEM partner, not an internal measurement.

Customer service is mission critical and we’ve said before it’s one of our highest priorities. We’ve made a lot of improvements and the benefits of which we think we’ll continue to see in coming quarters. We reengineered and increased our Listener Care training for all of our Care reps and we’re now positioned to have 100% of all activations onshore. Remember the initial activation is XM’s first contact with our customer so we’re going to ensure that the first touch is from an onshore XM trained customer service rep. These improvements in listener care can and should help drive family planned subscription rates.

In the second quarter overall listener care sales volume increased and we did it at an equivalent or better subscriber acquisition cost than existing retail arrangements. And one last point, because XM is choosing the radio and the promotion on a weekly basis Listener Care has also been an effective tool in managing overall inventory levels.

So in summary, we’re pleased with our progress this quarter. We’re positioning the Company to meet the challenges of this fast-changing industry. The gains we achieved in the quarter, particularly in OEM, the stability in churn and improved conversion rate underscore overall customer satisfaction levels and the value proposition of XM. Now to review the financial performance I will turn over to Joe Euteneuer. Joe?

Joe Euteneuer - XM Satellite Radio - EVP, CFO

Thanks, Nate. Good morning, everyone. As Hugh and Nate said, we are pleased with the consistency of second-quarter performance. In looking at the last several quarters we have demonstrated stability and consistency in our results as we transition the position of the Company to capture future growth by being more OEM centric.

The financial highlights of this quarter compared to the second quarter of 2006 include strong revenue growth driven by subscriber growth, steady churn and stable ARPU, strong OEM performance in both XM equipped vehicles produced and gross sub adds along with an improved conversion rate, continued development of a segmented retail marketing strategy which is showing promise for future subscriber growth, consistent subscription margin and solid liquidity with $275 million of cash and full availability of $400 million in committed credit facilities. Now let’s review the results in a little more detail.

Total revenues increased $49 million or 22% to $277 million compared to $228 million in the year ago quarter. Subscription revenue also increased by 22% to $246 million from the $202 million in the year ago quarter. And for the sixth consecutive

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Jul. 26. 2007 / 10:00AM, XMSR - Q2 2007 XM Satellite Radio Earnings Conference Call

quarter ARPU remains above $10. ARPU for the second quarter was $10.15, flat with the first quarter and up $0.07 compared to a year ago. The mix between full price subscriptions and the discounted family plan and multiyear plan subscribers continues to govern the direction of ARPU in the near term.

Subscription margin was 67.3% compared to 68.1% in the first quarter and 68.2% in the second quarter of 2006. This slight decline in margin compared to last quarter is due to a relative increase in revenue share paid to distribution partners and to bringing customer care on shore. And as we have said for some time, we anticipate the impact to subscription margin from the initiative to bring customer service on shore will be approximately 200 basis points. This investment in customer care is paying off in better conversion rates, steady churn, greater direct sales and overall customer satisfaction with the XM experience.

Fixed cost in this quarter was $127 million compared to $125 million in the first quarter and $102 million in the second quarter 2006. Fixed costs for this quarter include $4 million in merger related expenses and $8 million in elevated legal and regulatory expenses compared to the second quarter of 2006. XM will continue to see elevated legal, regulatory and merger related expenses throughout the remainder of the year.

Our pre-marketing adjusted operating loss improved to a positive $66 million, up from a positive $56 million last quarter and $60 million in the year ago quarter. This would have increased even more positively if not for our $4 million in merger related expenses as well as the elevated legal and regulatory expenses. This financial performance is driven by our ability to grow revenue while leveraging our fixed cost base. Again let me remind you, we calculate pre-marketing adjusted operating loss by adding back total marketing excluding retention and support to adjusted operating loss as defined in the financial attachments to the earnings press release.

The fully loaded cost to add a new subscriber or CPGA was $121 in the second quarter. That compares to $103 in the first quarter and $112 in the second quarter 2006. The increase in CPGA is a result of the increase in SAC, which I will discuss in a moment, and not discretionary marketing. In fact, discretionary marketing, which includes media, is essentially flat year-over-year in both dollar and on a per gross add basis.

In second quarter 2007 SAC was $75, up from the $65 in the first quarter and up from the $67 in the second quarter 2006. Included in SAC this quarter is $10 of inventory related charges. As you heard from Nate, these charges are a result of our transition to a next generation of radios. In the second quarter SAC was also impacted as a direct result of our strong growth in OEM production which increased 54% from the second quarter 2006 and is up 14% over the last quarter.

As a result of our continued OEM grow from increased production by our newer partners we recognized approximately $10 in SAC this quarter as compared to the second quarter 2006. As we’ve noted in previous quarters, OEM growth will have an impact on SAC through 2007. In addition, this increased mix to OEM combined with inventory related charges will push year-end CPGA to the higher end of our guidance range.

Adjusted operating loss was $47 million which was essentially flat compared to second quarter 2006. GAAP net loss narrowed to $176 million, a 23% improvement over the $229 million net loss reported in the second quarter of 2006. Please note that we reported a $36 million non-cash impairment charge relating to our Canadian satellite radio investment in the quarter. We ended the second quarter with $275 million in cash and full availability of $400 million credit facilities resulting in total available liquidity of $675 million.

In conclusion, our key financial metrics continue to trend in the right direction. These include strong revenue growth, stable ARPU, steady subscription margin and improved conversion rates coupled with solid liquidity all of which sets the stage for long-term growth and self sustainability. Now back to Hugh.

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Jul. 26. 2007 / 10:00AM, XMSR - Q2 2007 XM Satellite Radio Earnings Conference Call

Hugh Panero - XM Satellite Radio - President, CEO

Well just to summarize, I think our merger is moving along. We’ve hit several key milestones. Our quarterly results were solid and we’d now like to open it up for your questions. Operator?

QUESTIONS AND ANSWERS

Operator

(OPERATOR INSTRUCTIONS). Benjamin Swinburne, Morgan Stanley.

Benjamin Swinburne - Morgan Stanley - Analyst

Thanks for taking the question. Good morning, guys. Joe, I just want to go back — I’ve only had one cup of coffee so far this morning, so I’m a little slow. But did you say if you adjust out the new OEM partners from your CPGA there’s a $10 impact?

Joe Euteneuer - XM Satellite Radio - EVP, CFO

No, what I said was that the impact of the new growth in factory installed cars was worth $10 in the quarter.

Benjamin Swinburne - Morgan Stanley - Analyst

Okay. I think we’re probably saying actually the same thing.

Joe Euteneuer - XM Satellite Radio - EVP, CFO

Same thing, right.

Benjamin Swinburne - Morgan Stanley - Analyst

And then the inventory charge of $10, I mean that’s effectively a one-time obsolescence issue, right?

Joe Euteneuer - XM Satellite Radio - EVP, CFO

Right. It’s a one-time charge within the quarter.

Benjamin Swinburne - Morgan Stanley - Analyst

Okay, great. And then maybe just more broadly a question for the whole team, as you look forward OEM seems to be across the board for yourselves and Sirius working well. You really haven’t had much in the way of new products at retail. Your marketing spend has been pretty flat. How much do you think the gross add declines in retail are a function of a pullback in investment both on the product side as well as marketing cost versus you’ve sort of tapped the market of people who are interested in buying aftermarket radios and putting them into the car at this point.

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Jul. 26. 2007 / 10:00AM, XMSR - Q2 2007 XM Satellite Radio Earnings Conference Call

Nate Davis - XM Satellite Radio - President, COO

This is Nate speaking. I think there’s actually a third factor. We did thing for a while it was the amount of cutback in marketing spending, but I think moreover we’re seeing the competition from other sources. So candidly MP3 players and cell phones and iPods and other things like that I think are having an impact. I don’t know that we’ve tapped the market because we are still seeing a lot of people buying new radios and, as we talked about, we had several hundred thousand gross additions in retail. But we’re seeing less of that than we used to see I think because of the competition from other sources.

Benjamin Swinburne - Morgan Stanley - Analyst

And then one last call follow-up and then I’ll let someone else, but on the conversion ratio which ticked up this quarter you mentioned some of the things you guys are doing operationally to make that happen. Is that impacted at all, just the math of the conversion ratio, by the fact that you’ve got now certified preowned subs and Toyota Hyundai subs that are not counted in the sub count? I’m just curious as to how those numbers might move around because of that sort of accounting change?

Nate Davis - XM Satellite Radio - President, COO

No, it’s not impacted by those at all because certified preowned are not counted as subscribers, number one, and the other manufacturers are not included of course in the conversion rate calculation.

Benjamin Swinburne - Morgan Stanley - Analyst

Okay, great. Thanks a lot.

Operator

Robert Peck, Bear Stearns.

Robert Peck - Bear Stearns - Analyst

Well here first I wanted to say farewell. One of the questions I’ve been getting a lot from investors was the timing though of your announcement considering upon the deal you’ve extended your contact through March. Could you talk just a little bit about the timing around your announcement? And I just have two follow-ups.

Hugh Panero - XM Satellite Radio - President, CEO

Sure. As you know, back when we were discussing the merger Gary and I had obviously very deep and long conversations about what we thought was best for the industry. We clearly — many CEOs in different situations or managements can have different agendas when they do these kinds of things. We’re clearly always looking after the shareholders. And even though it was pretty obvious that the CEO slot would be taken by Mel, we felt that this was in the best interest of the Company and consumers.

I basically a year ago July I had recruited Nate to be the President and Chief Operating Officer and had — and he has done a pretty excellent job of taking over a lot of the operational aspects of the business and my role was to do more strategy and work with some of our bigger partners and then the merger happened. And over the last — since the merger I’ve helped Gary with the merger, meeting with regulators, meeting with different constituency groups, doing a lot of the work with our various partners and lobbyists in that regard.

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Jul. 26. 2007 / 10:00AM, XMSR - Q2 2007 XM Satellite Radio Earnings Conference Call

And I felt that the merger had progressed to a significant level or hit a number of milestones where understanding that there was going to be one CEO at the end of it and it was time for me to sort of move on and this is a great time for me to do it after having been with the Company for over a decade. So that’s my short answer rather than to say I was going to spend more time with my kids or explore other options.

Robert Peck - Bear Stearns - Analyst

Okay. Well then maybe a question for Gary. Gary just one quick question on the merger. Could you give us an update as far as timing as far as getting documents back to the DOJ and when you sort of expect a resolution right now? And along with that, could you also add in how has your confidence factor changed at all since February on the deal?

Gary Parsons - XM Satellite Radio - Chairman of the Board

Well, thanks Bob. As Hugh says, we’ve hit a lot of milestones on this and, quite frankly, the reply comment elements that we put in, if any of you really want to do a deep dive on the entire essence of audio entertainment in America today, I would recommend to you the thousand page filing that we made on this. I mean, it really is a very comprehensive set of reply comments. I think it very strongly makes our case and, quite candidly, many of the expert parties that reviewed this from an econometric basis, from an efficiencies and synergy basis I think completely debunked many of the misinformation campaigns that the NAB had put out there. So we felt very positive about that.

We are in the midst of our document productions for the DOJ and the response to the second request. My guess is we’ll complete those within the next month to two months, so sometime in the early fall we would likely certify that we have completed that document production and then generally in a relatively short period after that you then get some indications from the DOJ how that’s going.

So in general terms I think the timeframe is still a fourth-quarter type of a timeframe relative to confidence levels. I remain confident throughout, but I will have to say I was very — I was particularly pleased in the comment round not only with the response from the general consuming public which, as you guys know, I mean we didn’t go to great effort to try to generate that. That was just people opining on it; it was like a 4 to 1 margin in favor of the merger. But also the fact that a very broad constituency including groups that felt very underserved by terrestrial radio, whether it’s Hispanic, African-American, rural constituencies, Christian or family values groups, large numbers of supporters came out positively for this and I think that’s pretty impactful.

And then finally, the announcement of the various pricing plans that we put out Monday I think is by any measure a bold or pioneering move. And I think that that will be recognized in shoring up the continued support for it. So overall I think we feel pretty good on where it stands.

Robert Peck - Bear Stearns - Analyst

Last question and I’ll let somebody else go. Nate, I ask this every quarter. The guidance XM has historically given in 2010 is sort of high teens subscribers. Are you reiterating that guidance today or are you removing guidance? How should we think about 2010 numbers?

Nate Davis - XM Satellite Radio - President, COO

No, we’re not making any guidance statement about 2010 today. The way to think about it though is this. We’re seeing an acceleration of our OEM efforts. We’re getting more cars on sooner. All the manufacturers are committing more and more to putting XM radios in cars. At the same time we’re looking at an after market that continues to be soft, a retail market that

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Jul. 26. 2007 / 10:00AM, XMSR - Q2 2007 XM Satellite Radio Earnings Conference Call

continues to be soft. So when you look at all of that I think it will be very difficult for us to say that we’re going to achieve the kind of high numbers you’re thinking about in 2010. So we’re seeing a softer aftermarket. Unless something turns around in that market we’re going to see some softness here.

Robert Peck - Bear Stearns - Analyst

Thank you.

Operator

Jonathan Jacoby, Banc of America.

Jonathan Jacoby - Banc of America - Analyst

Good morning. Just want to also say, Hugh, good-bye. You’ll be missed. I have three questions. The first is Sirius’ Chrysler announcement yesterday, is that somewhat indicative of what we should start expecting out of GM and what cost is there to get from your OEM partners to take it up to 70% penetration levels?

The second question is you guys, as you mentioned, sort of rolled out the tiered a la carte pricing strategy. I’m wondering sort of from an internal standpoint what you think the net ARPU result might be from this. And obviously the flip side is I would assume, perhaps wrong, but that it should drive sort of an increase in demand per subscriber. So the question then becomes why not offer it even if you don’t have the merger goes through?

And then lastly on the conversion rate, very nice improvement. Can you give us a little bit more color what happened and should we start extrapolating this upward trend going forward? Thanks.

Nate Davis - XM Satellite Radio - President, COO

I’ll give a short answer, Gary, to the price (multiple speakers) so I think you’re referencing an announcement that Sirius made yesterday about Chrysler going to 70% penetration and is that indicative of what we’re seeing. You can see from all my stats today, we don’t have any quoted specific numbers for target but that’s pretty indicative of where we see the big manufacturers that we work with going, very high penetration levels. I actually know a little bit more than that, but we’re not at liberty to announce because they don’t want to announce. But I can tell you that they’re committed to pretty strong penetration levels.

Gary Parsons - XM Satellite Radio - Chairman of the Board

And on the conversion rate, I don’t want to start extrapolating upward trends on that thing because most of the analysts I think — we’re just trying to keep analysts from projecting downward trends. But I think what it really shows is it’s pretty solid along those lines in that area and, by the way, it will fluctuate up and down quarter-to-quarter depending on the numbers that come in and at what times.

But the bigger takeaway is that’s the same sort of levels and receptivity that you’re seeing out of a new subscriber when we were at 1 million per year and 2 million per year and 3 million per year and 40 million per year next year. Those sort of numbers are showing increased penetration while still keeping stability in the conversion rate.

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Jul. 26. 2007 / 10:00AM, XMSR - Q2 2007 XM Satellite Radio Earnings Conference Call

Joe Euteneuer - XM Satellite Radio - EVP, CFO

And I think it’s also an indication of just that satellite radio is still very popular. You may have a weak retail market, but you can see this very large OEM market still believes in it and it’s popular and it’s showing up in our conversion rate, in our churn and obviously in the acceptance of the automakers.

Gary Parsons - XM Satellite Radio - Chairman of the Board

Now your third question, Jonathan, was regarding all of these various tiers and multiple types of options and what would happen if you put those different ARPU’s together in a package and I’ve got to tell you — I know you guys will do the same thing that ours have done. You can make assumptions relative to how much is in each one of those and you can show existing subscribers loving this and can’t wait to get the best of both so they add to an ARPU.

The a la carte everyone noticed do roll out with new radios so they will not roll out as rapidly on that front as some of the other packages will. And clearly when you do offer lower cost packages you do expect to get a positive uptick in available subscribers that are willing to take those new packages.

So we think overall it is a positive thing, but I also think the final question you ask on that front, the synergies associated with the merger is what gives us this opportunity to put forward some of these discount packages and then clearly the synergies on programming with the merger is what allows us to put a best of both combination type package together. So it really is pretty well tied to the ability to get the merger completed.

Jonathan Jacoby - Banc of America - Analyst

Just to be clear, if there’s no merger, these packages are not going to be offered?

Gary Parsons - XM Satellite Radio - Chairman of the Board

No, that’s clear.

Jonathan Jacoby - Banc of America - Analyst

Well, thank you.

Operator

Vijay Jayant, Lehman Brothers.

James Ratcliffe - Lehman Brothers - Analyst

Good morning. It’s James Ratcliffe for Vijay. I was hoping you folks could update us on two topics. First of all, the copyright royalty board process, how that’s going and when we should expect to see resolution on that. And secondly the RIAA litigation over the Inno Helix, where we are on that? Thanks.

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FINAL TRANSCRIPT

Jul. 26. 2007 / 10:00AM, XMSR - Q2 2007 XM Satellite Radio Earnings Conference Call

Gary Parsons - XM Satellite Radio - Chairman of the Board

Thanks for the question, James. The answer is no. I’m joking a little bit, but I mean obviously there really isn’t much update that we can give you on those. They’re in the middle of arbitration or they’re in the middle of the litigation, both of those, and for that standpoint we’re somewhat constrained as far as what we can provide out as to the input from those arbitrations — process that’s going forward.

James Ratcliffe - Lehman Brothers - Analyst

Do you have a trial date for the RIAA?

Gary Parsons - XM Satellite Radio - Chairman of the Board

No trial date necessarily. We’re just entering discovery phase right now but the arbitration I think does have some pretty set type schedules and we would expect kind of a resolution of that by the end of the year.

James Ratcliffe - Lehman Brothers - Analyst

Great. Thank you.

Operator

David Bank, RBC Capital Markets.

David Bank - RBC Capital Markets - Analyst

Thank you very much. Good morning and we wish you the best, Hugh, on whatever it is you do next. Two questions. The first one is kind of our back of the envelope math indicates that the aftermarket churn trends on OEM and kind of retail or the self pay trends on OEM versus aftermarket retail are a little bit different and we see a lot more stickiness in terms of the OEM side and sort of wondering if you could — is that reflective of your better than back of the envelope math and what you think the drivers are there?

And the second one is just kind of a follow-up on what Jonathan was asking which I think was as you see the penetration ramp, Nate, and it sounds like it’s great that you have some commitments that you feel comfortable with, have we hit the threshold already where the revenue shares will be stable or is there margin impact as you increase the penetrations from the GMs of the world at this point?

Nate Davis - XM Satellite Radio - President, COO

Well, let’s talk about the churn for aftermarket versus OEM. I think it’s always been clear to us and so the answer to your question is yes. Your back of the envelope math is indicative of what we know when we looked at our internal stats.

Aftermarket churn has always been higher than OEM churn and you have to think about when you say what are some of the factors, the installation of a radio in a car, the quality of the sound, the quality of the installation, the ease of the customer making the decision to convert to XM — all of those factors basically say it’s an easier process and it’s a higher-quality process and it’s easier for them to understand the issues when they go to a store and the rep has to explain to them what’s going on, that’s not quite as quality of an installation. It’s very inconsistent on the information they’re going to get about the service.

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Jul. 26. 2007 / 10:00AM, XMSR - Q2 2007 XM Satellite Radio Earnings Conference Call

And then the installation process itself is — later on go to some place and get an installer or install yourself. Not quite as good as the quality installation in a car. So we’ve always known that churn would be better with the OEM manufacturers than it would with retail and we think that will continue over time.

David Bank - RBC Capital Markets - Analyst

Are you seeing any sort of marginal uptick or down tick in like a derivative on those trends? Are the retail churn numbers getting better or worse? Are the OEM churn numbers getting better or worse?

Nate Davis - XM Satellite Radio - President, COO

No, not really.

David Bank - RBC Capital Markets - Analyst

Stable?

Nate Davis - XM Satellite Radio - President, COO

So you asked the question about the penetration ramp.

David Bank - RBC Capital Markets - Analyst

Right.

Nate Davis - XM Satellite Radio - President, COO

Ask that question again.

David Bank - RBC Capital Markets - Analyst

So given that you — it sounds like you certainly feel confident that your partnerships with your OEM partners should deliver increasing penetration, maybe not quantifiable but sort of directionally what the equivalent to the Sirius Chrysler ramp is. Is there an increased cost or an increased revenue share for your OEM partners as you start to ramp to those more significant levels of penetration?

Nate Davis - XM Satellite Radio - President, COO

No. The short answer is no. There’s a way these relationships are set; it is essentially either flat to down over time. So no, the answer is no.

David Bank - RBC Capital Markets - Analyst

Terrific. Thanks, guys.

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Jul. 26. 2007 / 10:00AM, XMSR - Q2 2007 XM Satellite Radio Earnings Conference Call

Operator

Eileen Furukawa, Citigroup.

Eileen Furukawa - Citigroup - Analyst

Hi, thanks for taking the question. First I just want to know, if the merger for some reason does not go through do you already have a contingency plan in place that would include any big changes to the way that you’re currently running your business? And if so what types of changes could we expect or, for example would a price hike be in the cards?

And then my other question is you talked about the $10 incremental increase in SAC from increased production in OEM and how that will continue through ‘07, but I’m assuming that that might continue through ‘08 and if so what kind of magnitude increase should we expect from the OEM ramp-up? Thanks.

Nate Davis - XM Satellite Radio - President, COO

Okay so on this if the merger doesn’t happen question — we’ve never gotten into and won’t get into speculation about rate increases. But I would say this, we do have some specific thoughts about what we would do if the merger didn’t happen. One of them is obvious and that is we’d look at the cost structure of the business and we’ve talked a lot about the fact that our legal expenses are a little higher than we think they will be. That won’t continue in the long run.

We know that we want to find a way to continue to either be flat or marginally down on programming expenses. And you can think about Listener Care — Joe talked about the fact that there are a couple of basis points of increase in cost in Listener Care in the near term, but think the long-term after we’ve gotten better and better with our vendors I think we will be able to bring the Listener Care cost down. So we have a number of items like that that we think on the long-term if the merger doesn’t happen we know things we would do. Hey but I mean generally we just don’t even entertain questions about what if it doesn’t go through. But to the second part —

Eileen Furukawa - Citigroup - Analyst

Positive thinking.

Gary Parsons - XM Satellite Radio - Chairman of the Board

Yes, that’s right. To the second part of your question relative to the $10 elevation because of the rollout of the new OEM mix and particularly for the ones that don’t go through promotional periods adding stress to the SAC, that’s largely an ‘07 type of an issue because when you start looking at the numbers after you pass like first quarter of next year you actually start getting into a more balancing situation where certain quarters you’re actually getting the positive benefit of new gross additions and in that case gross and net additions that are coming in as full-time pay, self paying subs that are offsetting those that were paid for in prior quarters. So it’s largely an aspect of the timing of it from that standpoint.

Eileen Furukawa - Citigroup - Analyst

Okay. Thanks a lot.

Operator

Mark Wienkes, Goldman Sachs.

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Jul. 26. 2007 / 10:00AM, XMSR - Q2 2007 XM Satellite Radio Earnings Conference Call

Mark Wienkes - Goldman Sachs - Analyst

Thank you. Good morning. I was wondering if you could talk about what goes into your recent decision to offer longer initial promo periods on some of the newer deals such as the one with Infiniti. It’s starting to look more like the longer-term approach that Sirius has adopted. So what do you expect in terms of the difference in churn and the economics of the deal and then how easy would it be to change GM and Honda and would you do that?

Nate Davis - XM Satellite Radio - President, COO

We’ve been talking to a number of these folks for a long time about this. As a matter of fact this is an idea we’ve been pushing for over a year. But not every manufacturer wants to go to it. The number one factor is the churn is better and the reason the churn is better is because if a customer doesn’t have to make a decision every year or every month or every quarter and in stead stays on a longer-term plan we think that it’s better economics. Churn, as you know, takes a lot to spin the subscriber acquisition cost and the CPGA to acquire a new customer. So the churn is better.

The conversion rate is also one that you don’t have to worry about. You’re not out there trying to convince a customer at the end of a trial to convert because now they’re simply on our service. So for both of those perspectives we think this is a much better way and it also reduces our internal cost. Think about the fewer number of calls in to care, think about the lower amount of collections activity. So we think it’s a much better arrangement if we can get this done — it’s not really a change of philosophy, it’s something that we’ve been talking to them about for a while and we’re starting to see more of them adopted.

Gary Parsons - XM Satellite Radio - Chairman of the Board

Hey Mark, the key element on that though is being able to implement that in a cost effective manner because I mean obviously, we’re getting solid positive conversion rate results out of what they on there. It’s by the way not a change in the trial period, it’s that they’ve elected to actually purchase it a year’s worth or three years worth up front and so that means it has positive economics for us.

I think on the overall conversion rate type situation — I mean we’re clearly off of our three-month trials experiencing a superior conversion situation. I know Sirius does not announce theirs, but it’s pretty easy to back into some of the numbers on the thing from what we have currently.

Mark Wienkes - Goldman Sachs - Analyst

Got it, thanks. And then you talked about the new plug and play devices but not the portables. We just noticed that they’re at different - between the Helix and the Inno, they’re different price points on your website. They’ve been out for about a year. I guess could you just talk about your strategy in that specific segment?

Nate Davis - XM Satellite Radio - President, COO

The Helix is not a product that’s being manufactured and that’s why it has a slightly different price point. The manufacturer has done some pricing that’s really not XM’s pricing, it’s the manufacturer. The Inno on the other hand is one that is continuing and so it has a little higher demand right now and at such the price is a little higher. We think that device is going to be around for awhile, it’s a very popular one and we don’t see any change for it in the coming months.

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Jul. 26. 2007 / 10:00AM, XMSR - Q2 2007 XM Satellite Radio Earnings Conference Call

Mark Wienkes - Goldman Sachs - Analyst

Okay. And then final question. I just noticed that the year-end targets weren’t reiterated and I know you’re talking 2010, but as far as the ‘07 I guess is there a reason why that was left out?

Nate Davis - XM Satellite Radio - President, COO

No, no change to guidance.

Mark Wienkes - Goldman Sachs - Analyst

Okay. Thank you very much.

Joe Euteneuer - XM Satellite Radio - EVP, CFO

Except that we said that CPGA would be at the higher end of the range.

Mark Wienkes - Goldman Sachs - Analyst

Right. Okay, thank you, guys.

Operator

Lucas Binder, UBS.

Lucas Binder - UBS - Analyst

Hi, guys. Good morning. I just had a couple of quick questions for you. You mentioned earlier, Gary, about how in the second quarter of 2008 we should start to see normalization on the SAC side from these new OEM partners. You’ve had Hyundai launch now for almost 9 months. You’re a month into the third quarter. Can you talk a little bit about what kind of success you’ve seen for the existing factory install Hyundai cars? Have you started to see those cars come onboard as full-time subscribers and if there’s any sort of sense of what that success rate is?

Gary Parsons - XM Satellite Radio - Chairman of the Board

Hey, Lucas, actually I think it’s still a little bit too early to do that because, as you remember on conversion rate, we measured that on a 180 day cycle so it’s still a little bit early. I will have to say our early results look pretty positive on that front. So I guess we’re pretty pleased with how it’s going on that. And we think that that is clearly indicative of what you’re likely to see as you move up to very high standard like installation rates. But we’ve still got probably another couple quarters before we’ll start giving you more precise information in that level.

Lucas Binder - UBS - Analyst

Okay. And for Joe, on CapEx can you talk a little bit about what you spent during this quarter and also what you expect for the rest of the year? You mentioned where your liquidity is. Do you think that you’re going to need to tap the market at all before the year is out?

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FINAL TRANSCRIPT

Jul. 26. 2007 / 10:00AM, XMSR - Q2 2007 XM Satellite Radio Earnings Conference Call

Joe Euteneuer - XM Satellite Radio - EVP, CFO

Actually, Lucas, we really don’t give out the CapEx numbers on this call, although I will tell you they were very modest just because we really didn’t have a lot of satellite CapEx during the quarter. The queue will be issued on Monday and you’ll see it, but it’s clearly a relatively calm number.

Lucas Binder - UBS - Analyst

Okay. So you don’t think — you think you have the liquidity that takes you through to —

Joe Euteneuer - XM Satellite Radio - EVP, CFO

Yes, yes.

Lucas Binder - UBS - Analyst

(multiple speakers)

Joe Euteneuer - XM Satellite Radio - EVP, CFO

Yes without a doubt from a liquidity standpoint we’re in a great position.

Gary Parsons - XM Satellite Radio - Chairman of the Board

Maybe if we can just do one more question because I know we’re coming up to the top of the hour here.

Operator

April Horace, Janco partners.

April Horace - Janco Partners - Analyst

Hi, thanks for taking the question. Hugh, I just wanted to comment that I think you’ve been really instrumental in developing the satellite radio business and you’ll be sorely lost — missed, sorry.

Hugh Panero - XM Satellite Radio - President, CEO

I’ll be lost too.

April Horace - Janco Partners - Analyst

A couple quick questions. The a la carte radios, have you made any plans with respect to putting those kind of radios in the OEM vehicles? Have you talked to GM about incorporating those radios because a consumer may want the a la carte plan but bought a GM car?

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Jul. 26. 2007 / 10:00AM, XMSR - Q2 2007 XM Satellite Radio Earnings Conference Call

Gary Parsons - XM Satellite Radio - Chairman of the Board

First on that front let me just say that as we become more and more OEM centric you can guarantee that we will be looking after our OEM partners and any of these types of products as they go forward. And we clearly understand the different implementation cycles that they have, but I think we’ll be able to work effectively with them to make them competitive on all of those fronts.

April Horace - Janco Partners - Analyst

Do you think that your a la carte plan will confuse the consumer even more? If they were confused with two services with eight options, is that going to confuse them more at the retail level? I mean, how did you balance the offering with the consumer?

Nate Davis - XM Satellite Radio - President, COO

I think the way to look at that is that there’s not universal reaction from the market on these offerings. In other words, some customers are going to look at it and clearly understand it, want to sign onto the Internet, play around with different choices and pick them. And they’ll understand exactly what they’re doing. There will be other customers who will say way too confusing, I just want the standard $12.95 package or I want the $16.99 package.

And so there will be some set of customers we think who will just choose the packages because they’re easier. And you can see that today in any other place where people — whether you’re buying a car and you look at all the different choices or options on a car, some people just want an option package. So we think we’ll see a little bit of both, some people who will love the flexibility and others who are simply going to want the package because it’s too confusing.

April Horace - Janco Partners - Analyst

Okay. And then last question, because you and Siri report your subscribers differently and they report a subscriber — that they got paid by Chrysler under the one-year plan. In order to try and better compare your subscriber additions can you get us a feel as to how many cars from Nissan and Hyundai, Toyota have been sold but they have not yet come off the promotional period?

Gary Parsons - XM Satellite Radio - Chairman of the Board

I’m not sure we can break it down by the individual new manufacturers. I think some of the — in essence there are probably a million differences between manufactured total GM, Honda, everybody and those that have actually been sold and began entering through the subscriber bases. So there’s probably about a net million difference between those two particular numbers.

April Horace - Janco Partners - Analyst

Okay, great. Thanks.

Gary Parsons - XM Satellite Radio - Chairman of the Board

Well thanks a lot. Actually I wanted to kind of close off on a quickie note to say one thing that we do feel good about the growth situation — this is the first quarter in over a year where gross additions were actually up year over year rather than down year over year and we hope in the coming quarters we’ll begin returning to positive net additional growth year over year versus down year over year so it’s been a tough year’s number of quarters and we’re positive we’re looking to some of the improvements that we see going forward that way.

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FINAL TRANSCRIPT

Jul. 26. 2007 / 10:00AM, XMSR - Q2 2007 XM Satellite Radio Earnings Conference Call

But as we close this off, both on behalf of the full management team that’s represented here in the room with us, particularly Nate and myself and most particularly myself because Hugh and I started this whole thing a decade ago and we’ve been great partners and great friends throughout. You built a heck of a product, a heck of a service, a heck of a company and it’s been a great run.

And I know it’s never a fun time or an easy time or a best time to pick to leave, but you’ve sure created something great and we really appreciate everything that you’ve done on that front so good luck going forward and we’ll look forward to talking to all the rest of you analysts in the October time frame with third-quarter results. Thanks a lot.

Hugh Panero - XM Satellite Radio - President, CEO

Good-bye, everybody.

Operator

This concludes today’s conference. You may now disconnect.

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FINAL TRANSCRIPT

Jul. 26. 2007 / 10:00AM, XMSR - Q2 2007 XM Satellite Radio Earnings Conference Call

Any statements that express, or involve discussions as to, expectations, beliefs, plans, objectives, assumptions, future events or performance with respect to XM Satellite Radio Holdings Inc. (“XM”) are not historical facts and may be forward-looking and, accordingly, such statements involve estimates, assumptions and uncertainties which could cause actual results to differ materially from those expressed in any forward-looking statements. Accordingly, any such statements are qualified in their entirety by reference to the factors discussed in our Annual Report on Form 10-K for the year ended December 31, 2006 filed with the Securities and Exchange Commission. Among the significant factors that could cause our actual results to differ materially from those expressed are: our pending merger with SIRIUS Satellite Radio Inc. (“SIRIUS”), including related uncertainties and risks and the impact on our business if the merger is not completed; any events which affect the useful life of our satellites; our dependence upon third parties, including manufacturers of XM radios, retailers, automakers and programming providers; and our competitive position versus other audio entertainment providers.

Important Additional Information will be Filed with the SEC

This communication is being made in respect of the proposed business combination involving XM and SIRIUS. In connection with the proposed transaction, SIRIUS filed with the SEC a Registration Statement on Form S-4 (Registration No. 333-144845) containing a Joint Proxy Statement/Prospectus and XM and SIRIUS plan to file with the SEC other documents regarding the proposed transaction. The definitive Joint Proxy Statement/Prospectus will be mailed to stockholders of XM and SIRIUS. INVESTORS AND SECURITY HOLDERS OF XM AND SIRIUS ARE URGED TO READ THE JOINT PROXY STATEMENT/PROSPECTUS (INCLUDING ALL AMENDMENTS AND SUPPLEMENTS TO IT) AND OTHER DOCUMENTS FILED WITH THE SEC CAREFULLY IN THEIR ENTIRETY BECAUSE THEY CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION.

Investors and security holders may obtain free copies of the Registration Statement and the Joint Proxy Statement/Prospectus and other documents filed with the SEC by XM and SIRIUS through the web site maintained by the SEC at http://www.sec.gov. Free copies of the Registration Statement and the Joint Proxy Statement/Prospectus and other documents filed with the SEC can also be obtained by directing a request to XM Satellite Radio Holdings Inc., 1500 Eckington Place, NE, Washington, DC 20002, Attention: Investor Relations.

XM, SIRIUS and their respective directors and executive officers and other persons may be deemed to be participants in the solicitation of proxies in respect of the proposed transaction. Information regarding XM’s directors and executive officers is available in XM’s Annual Report on Form 10-K, for the year ended December 31, 2006, which was filed with the SEC on March 1, 2007 and its proxy statement for its 2007 annual meeting of shareholders, which was filed with the SEC on April 17, 2007, and information regarding SIRIUS’ directors and executive officers is available in its Annual Report on Form 10-K for the year ended December 31, 2006, which was filed with the SEC on March 1, 2007, and its proxy statement for its 2007 annual meeting of stockholders, which was filed with the SEC on April 23, 2007. Other information regarding the participants in the proxy solicitation and a description of their direct and indirect interests, by security holdings or otherwise, is contained in the Joint Proxy Statement/Prospectus and other relevant materials filed with the SEC.

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